Exhibit 22.1

From time to time, Expedia Group, Inc. may issue debt securities guaranteed by one or more of its subsidiaries listed below.

Subsidiary Guarantor	Jurisdiction of Formation
Cruise, LLC	United States – WA
EAN.com, LP	United States – DE
Expedia Group Commerce, Inc.	United States – DE
Expedia, Inc.	United States – WA
Higher Power Nutrition Common Holdings, LLC	United States – DE
HomeAway Software, Inc.	United States – DE
HomeAway.com, Inc.	United States – DE
Hotels.com GP, LLC	United States – TX
Hotels.com, L.P.	United States – TX
Hotwire, Inc.	United States – DE
HRN 99 Holdings, LLC	United States – NY
LEMS I LLC	United States – DE
Liberty Protein, Inc.	United States – DE
O Holdings Inc.	United States – DE
Orbitz, LLC	United States – DE
Orbitz Worldwide, Inc.	United States – DE
Travelscape, LLC	United States – NV
VRBO Holdings, Inc.	United States – DE
WWTE, Inc.	United States – NV